Exhibit 10.1

HERBST GAMING, LLC

January 11, 2011

David D. Ross

c/o Herbst Gaming

3440 West Russell Road
Las Vegas, Nevada 89118

Dear David:

This letter (the “Letter Agreement”) confirms our offer of employment with Herbst Gaming, LLC (the “Company”) under the following terms and conditions and replaces all previous agreements and understandings, whether written or oral.

1.                                       Position and Responsibilities.

(a)                                  You will be employed by the Company in the position of Chief Executive Officer.  Where required by the Company, you will also provide services at no extra remuneration to any parent, subsidiary, affiliated or associated companies of the Company (collectively, the “Group”).  You will be based in the Company’s headquarters but may be required to travel on business from time to time, as the Company requires.

(b)                                 Your hiring and continued employment with the Company is conditioned upon your continued compliance with all applicable federal and state laws, rules and regulations, and your maintaining all necessary licenses, qualifications and certificates of suitability issued by any gaming authority with jurisdiction over your employment.

(c)                                  You shall at all times act in accordance with all staff manuals, policies and procedures of the Company, including any amendments, alterations and additions made from time to time thereto.  To the extent any terms of this Letter Agreement conflict with any terms of any written manuals, policies and procedures of the Company, the terms of this Letter Agreement shall govern.

(d)                                 You will report directly to the Board of Directors of the Company (the “Board”).

(e)                                  During your employment, you shall devote your whole time and attention to your duties and responsibilities under this Letter Agreement. You agree not to accept any outside employment without the prior written consent of the Company.

2.                                       Commencement and Term.

(a)                                  Your employment will commence on December 31, 2010 (the “Effective Date”) and will terminate on the third (3rd) anniversary thereof (the “Term”), with the understanding that no later than sixty (60) days prior to the expiration of the Term you and the Company will commence discussions regarding any future role you may play with the Company.

(b)                                 Notwithstanding the foregoing, all Company employees are employed on an “at-will” basis.  This means that either you or the Company can terminate your employment at any time and for any reason, with or without notice, subject to the provisions of the Executive Severance Agreement described in Section 6, if and to the extent applicable to any termination.  Moreover, if you resign during the Term, you will be required to give the Company [ninety (90)] days notice in writing.  During any notice period the Company will have the right to discontinue your services and place you in non-working notice status.

3.                                       Remuneration.

(a)                                  Your base salary will be six hundred thousand dollars ($600,000) per year, payable on a bi-monthly basis in accordance with the Company’s payroll practices in effect from time to time, subject to the applicable taxes.

(b)                                 You will be eligible to receive an annual bonus, according to the Company’s practices in effect from time to time, and subject to applicable taxes, which will be determined based on the Company’s actual performance with respect to specified objectives for the applicable fiscal year relative to a budget for such fiscal year that has been approved by the Board in consultation with you, in accordance with the following schedule:

Company’s actual performance with respect to specified metrics for fiscal year relative to budgeted performance	Amount of Bonus as Percentage of Base Salary

Less than 85% of budgeted performance	Zero

At least 85% but less than 100% of budgeted performance	Determined based on straight line interpolation of such performance and a bonus range of greater than zero but less than 75% of base salary

100% of budgeted performance	75%

Greater than 100% but less than 125% of budgeted performance	Determined based on straight line interpolation of such performance and a bonus range of 75% to 150% of base salary

One hundred twenty-five percent (125%) or more of budgeted performance	150% (the maximum percentage payable hereunder)

The payment of any bonus with respect to a fiscal year is subject to your continued employment on December 31 of the applicable fiscal year.

(c)                                  Following the adoption of the Herbst Gaming, LLC 2011 Long Term Incentive Plan, you will be granted options to purchase a number of Common Units equal to one percent (1%) of the outstanding Common Units of the Company on the Effective Date and a number of restricted stock units equal to one percent (1%) of the outstanding Common Units on the Effective Date.  Such options and restricted stock units will be granted pursuant to the Herbst Gaming, LLC 2011 Long Term Incentive Plan and shall be subject to the terms of the plan and a Common Unit Option Award Agreement and a Restricted Common Unit Award Agreement to be entered into in connection therewith (collectively, the “Award Agreements”), that shall include, without limitation, vesting in accordance with the following:

(i)                                     fifty percent (50%) of such options and restricted stock units will vest in equal installments on each of the first three (3) anniversaries of the Effective Date based on performance objectives to be established by the Board of Directors of the Company or the compensation committee thereof, and

(ii)                                  fifty percent (50%) of such options and restricted stock units will vest in equal installments on each of the first three (3) anniversaries of the Effective Date based on the Executive’s continued service as of each such anniversary.

In the event of a conflict between this Letter Agreement and the foregoing agreements, the foregoing agreements shall apply.

4.                                       Benefits.

(a)                                  You will receive paid time off each year to the same extent as other executives of the Company, which will be accrued pro-rata on a monthly basis and will be subject to the Company’s policies regarding paid time off.

(b)                                 Subject to you complying with and satisfying the applicable requirements of the Company plans, you will be entitled to participate in the Company’s standard medical, dental and life insurance plans effective the first day of the month following the Effective Date.  The details of the Company’s benefit plans will be provided to you separately.  The Company reserves the right to change the terms of or eliminate its benefit programs at any time, without notice.

(c)                                  During the Term of your employment you will receive an automobile allowance in the amount of $2,167.00 per month in accordance with the Company’s policies and procedures relating thereto.

5.                                       Representations.

You represent that you are free to accept employment with the Company without any contractual restrictions, express or implied, with respect to any of your prior employers.

6.                                       Executive Severance Agreement and Duty of Loyalty Agreement.

You will be eligible to receive the Severance Package described in the Executive Severance Agreement that is attached to and made a part of this Letter Agreement in the event, but only in the event, that your employment is terminated by the Company without Cause or by you for Good Reason (each as defined therein) prior to the end to the Term, subject to your execution of and compliance with the Duty of Loyalty Agreement that is also attached hereto, and subject to the other terms and conditions set forth in each agreement.

7.                                       Severability.

If any provision of this Letter Agreement is held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, the remaining provisions of this Letter Agreement shall continue in full force and effect.

8.                                       Entire Agreement.

This Letter Agreement, together with the attachments and the Award Agreements, contains the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, between the parties relating to the subject matter set forth herein.  The agreement dated as of January 1, 2010, between you and Herbst Gaming, Inc. has been terminated as of the date immediately prior to the Effective Date (or such earlier date as provided in such agreement), and has been superseded by this Letter Agreement and any attachments hereto.  No subsequent agreement or representation, and no change, modification or extension of this Letter Agreement shall be binding on the Company unless it is set forth in writing signed by you and the Company. Without limiting the foregoing, any amounts payable to the Executive under the 2010 HGI Management Incentive Plan for the calendar year 2010 shall not be extinguished by this Letter Agreement.

9.                                       Law and Jurisdiction.

(a)                                  Your employment with the Company and the provisions of this Letter Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to any conflict of law provisions thereof.

(b)                                 Unless arbitration is otherwise required by any other agreement between you and the Company, any action or proceeding arising out of or relating to this Letter Agreement and your employment with the Company shall be submitted to the exclusive jurisdiction of the state or federal courts located in Clark County, Nevada.  You and the Company expressly consent to the jurisdiction of, and venue in, such courts and specifically waive any defense of inconvenient forum.  Both parties further waive the right to a trial by jury, except as such waiver is prohibited by the laws applicable to the specific action or proceeding.

Please sign, date and return the enclosed duplicate of this Letter Agreement, in order to acknowledge your agreement to its terms and conditions.

Sincerely,

Herbst Gaming, LLC

By:	/s/ DON KORNSTEIN
Name: Don Kornstein
Title: Chairman of the Board of Directors

THE ABOVE REFLECTS MY UNDERSTANDING AND MY AGREEMENT WITH RESPECT TO MY EMPLOYMENT BY HERBST GAMING, LLC.

/s/ David D. Ross
David D. Ross

Dated: January 11, 2011